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                     December 31, 2020

       Patrick J. Guido
       Senior Vice President and Chief Financial Officer
       Asbury Automotive Group, Inc.
       2905 Premiere Parkway NW, Suite 300
       Duluth, Georgia 30097

                                                        Re: Asbury Automotive
Group, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2019
                                                            Filed March 2, 2020
                                                            File No. 001-31262

       Dear Mr. Guido:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services